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                      ARTICLES OF INCORPORATION
                                 OF
                              POWER TEN


                                  I


The name of this corporation is Power Ten.

                                 II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                 III

The name and address in the State of California of this corporation's initial agent for service of process is Joseph Varozza at 18959 Mellon Drive, Saratoga, California 95070.

                                 IV

This corporation is authorized to issue only one class of shares of stock which shall be designated "Common"; and the total number of shares which this corporation is authorized to issue is 1,000,000.

Dated:    November 16, 1981.

                                   /s/ Joseph Varozza,
                                   Incorporator

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

                    /s/ Joseph Varozza

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                      CERTIFICATE OF AMENDMENT

                                 OF

                      ARTICLES OF INCORPORATION

     Joseph A. Varozza, Jr. and Vince S. Mutascio certify that:

     1. They are the President and Secretary, respectively, of Power Ten, a California corporation.

     2. Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

                             "ARTICLE IV

     This corporation is authorized to issue only one class of shares of stock which shall be designated Common Stock. The total number of shares which this corporation is authorized to issue is ten million (10,000,000)."

     3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

     4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with sections 902 and 903 of Corporations Code. The total number of outstanding shares of the corporation is 900,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

          Dated:    March 31, 1983.

                                   /s/Joseph A. Varozza, Jr.
                                   President

                                   /s/ Vince S. Mutascio,
                                   Secretary

The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge. Executed at Saratoga, California on March 31, 1983.

                                   /s/ Joseph A. Varozza, Jr.

                                   /s/ Vince S. Mutascio